                                                                    Exhibit 12.1

                Computation of Ratio of Earnings to Fixed Charges
                                   (Unaudited)


InVision Technologies, Inc.

For the years ended December 31, 1998, 1999, 2000, 2001 and 2002 and the nine month periods ended September 29, 2002 and September 28, 2003


                                                                 YEAR ENDED DECEMBER 31,                      NINE MONTHS ENDED
                                               ----------------------------------------------------------   ---------------------
                                                                                                            SEPTEMBER   SEPTEMBER
                                                 1998         1999        2000        2001         2002     29, 2002    28, 2003
                                               ---------   ---------   ---------   ---------    ---------   ---------   ---------
                                                                       (in thousands, other than ratios)
Income (loss) before income taxes              $   9,137   $     450   $  (1,806)  $   2,952    $ 132,168   $  56,810   $  88,117
Fixed charges                                      1,097         908         821         863          963         683       1,237
                                               ---------   ---------   ---------   ---------    ---------   ---------   ---------
      Earnings as adjusted for fixed charges   $  10,234   $   1,358   $    (985)  $   3,815    $ 133,131   $  57,493   $  89,354
                                               ---------   ---------   ---------   ---------    ---------   ---------   ---------
Fixed charges:
   Interest expense                            $     390   $     227   $     195   $     289    $     399   $     316   $     488
   Interest within rental expense                    707         681         626         574          564         367         749
                                               ---------   ---------   ---------   ---------    ---------   ---------   ---------
      Total fixed charges                      $   1,097   $     908   $     821   $     863    $     963   $     683   $   1,237
                                               ---------   ---------   ---------   ---------    ---------   ---------   ---------
Ratio of earnings to fixed charges                  9.33        1.50          -- *      4.42       138.25       84.18       72.23
                                               =========   =========   =========   =========    =========   =========   =========


* Earnings were not sufficient to cover fixed charges by $1.8 million for the year ended December 31, 2000.